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                                                                   EXHIBIT 10.29

                                                                   April 1, 2001

JoAnn Patrick-Ezzell


Dear JoAnn:

          In connection with the resignation of your employment as Chief Executive Officer and as an employee of iAsiaWorks, Inc. (the "Company"), you
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and the Company agree to the following arrangements.

          You shall resign from your position as Chief Executive Officer of the Company, effective as of April 2, 2001, and you shall resign your employment
with the Company, effective April 14, 2001 (the "Effective Date").   However, as
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of the Effective Date, you shall continue as the Chairman and a member of the
Company's Board of Directors (the "Board") until your resignation, death or a
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successor is appointed.  While continuing to serve as a member of the Board, you shall be subject to all obligations and, except for the automatic grant of directors' options provided in the Company's 2000 Stock Incentive Plan, be entitled to the benefits of a non-employee director of the Company, including without limitation reimbursement of reasonable business expenses in the same manner as other non-employee directors. Of course, as of April 2, 2001, you shall not be permitted to act for or bind the Company without the express authorization of the Board. Except as provided herein, as of the Effective
Date, you shall be deemed to have resigned all other titles and positions that you currently hold in respect of the Company and all of its subsidiaries and affiliates, and shall no longer be entitled to participate in any employee benefit plans or perquisites to which you were entitled as an employee of the Company.

          You shall be permitted to remain in your current apartment under the current arrangements in Hong Kong until the lease expires in November of 2001, provided that the Company shall not renew or extend the term of the lease. To the extent the Company has pre-paid your health insurance for this year, the Company will continue to provide such health insurance for the balance of the year, provided that the Company shall not be required to extend or make any additional payments in respect of such health insurance. You hereby agree to return your Company-leased automobile to the lessor no later than May 31, 2001, provided that you shall not be responsible for any penalties or fees associated with the early termination of such lease. The Company shall reimburse you for all reasonable and customary business expenses incurred by you in the performance of your duties for the Company on and prior to the Effective Date. While you serve as the Chairman of the Board, you shall continue to have reasonable access to the Company's offices and secretarial services in connection with the performance of your duties as Chairman and to maintain the laptop computer, mobile telephone and telephone that is currently provided by the Company to you in your home. The Company shall continue to cover you under its directors' and officers' insurance policy and to indemnify you to the same extent as the other directors and officers of the Company and to indemnify you as otherwise provided herein. The Company shall reimburse you for a one-way business class airline ticket from Hong Kong to the United States for you and your husband, upon your return home to the United States.
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          The Company shall provide you with a copy of the description of your resignation of employment in the Annual Report on Form 10-K and the initial public announcement regarding your resignation of employment, if any, and shall provide you with a reasonable opportunity to comment on them, provided that nothing herein shall require the Company to delay its public filings. You understand and agree that this letter agreement shall be filed with the Securities and Exchange Commission as part of the Company's Form 10-K filing.

          As of the Effective Date, pursuant to Section 3(e) of your Employment Agreement, dated July 10, 2000 (the "Employment Agreement") and the Stock Option
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Addendum, dated March 9, 2001, the Option (as defined in the Employment
Agreement) shall become fully vested and shall remain exercisable for a period of two years after the Effective Date unless terminated earlier as provided in the Addendum, provided that you shall be responsible for the exercise thereof and any related obligations thereunder. In respect of the Option, you agree to use your reasonable efforts to cooperate with the Company in connection with any future corporate transaction.

          In addition, in lieu of the lump-sum cash severance payment of Base Salary and Target Bonus provided under Section 3(e) of the Employment Agreement, the Company shall pay you a severance payment of $600,000 (the "Severance
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Payment") as follows: (i) seven payments of 45,000 each, payable on the first
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day of each calendar month beginning June 1, 2001 and ending December 1, 2001;
and (ii) one payment of $285,000 payable on January 1, 2002, provided that in the event any payment date is not a business day, such payment shall be made on the first business day immediately following such payment date. The foregoing payments shall be paid under the Company's current payroll deposit methods to the extent making the payments in such manner does not in any way increase the cost to the Company. Notwithstanding the foregoing, in the event of a Change in Control of the Company before any of the payments provided in the preceding sentence have been paid, the Company shall pay the unpaid amount of the Severance Payment to you in one lump-sum payment no later than ten business days after the closing of such Change in Control. You hereby agree and acknowledge that the payments and benefits provided herein represent all of the payments and benefits to which you are entitled, including without limitation under the Employment Agreement or otherwise, and you shall not have any right to any other payments and benefits in the nature of severance pay or benefits.

          The Company agrees to reimburse you for reasonable attorneys' fees incurred by you as of the date of this letter agreement in connection with your employment with the Company and this letter agreement and related matters, provided that such legal expenses represent a customary hourly rate for actual time expended (without any premium) and provided such attorneys' fees do not exceed in the aggregate $25,000.

          The foregoing agreements and arrangements are subject to and conditioned upon you and the Company executing the general release and waiver in the form attached hereto and you not revoking such general release and waiver.

          This letter agreement constitutes the entire agreement among the parties hereto and supercedes any and all other agreements related to your employment, including the Employment Agreement except that Sections 8, 9, 10 and 11(a), (b), (d), (e), (f), (g) and (i) of the
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Employment Agreement shall continue to survive as if restated herein, and you shall continue to be bound by the Company's Proprietary Information and Inventions Agreement and you and the Company shall continue to be bound by the stock option grant agreement, in each case, entered into by you and the Company prior to the date of this Agreement.

          If you agree with the foregoing terms and provisions, please sign in the appropriate space below and return the original to me.


                                    Sincerely,

                                    /s/ Dan Carroll
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                                    Dan Carroll
                                    Authorized Member, Board of Directors

Agreed and Accepted:

/s/ JoAnn Patrick-Ezzell
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JoAnn Patrick-Ezzell

Date: 4/2/2001
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